Exhibit 5.1

Contact	Craig Semple
T +61 3 8656 3349
csemple@gtlaw.com.au
Our ref	CXS:1041902
101 Collins Street
Melbourne VIC 3000
T: +61 3 8656 3300 F: +61 3 8656 3400 www.gtlaw.com.au

9 October 2020

The Directors

Opthea Limited

Level 4, 650 Chapel Street

South Yarra VIC 3141

Dear Directors

Opthea Limited – Registration Statement on Form F-1

We have acted as Australian legal counsel to Opthea Limited (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form F-1 (Registration Statement) under the U.S. Securities Act of 1933, as amended (Securities Act), with the U.S. Securities and Exchange Commission (Commission).

The Registration Statement relates to the public offering by the Company, as set out in the prospectus forming part of the Registration Statement (Prospectus) of up to 10,695,000 American Depositary Shares (ADS) (including 1,395,000 ADSs to cover over-allotments (if any)) to be issued and sold by the Company. Each of the ADSs represents eight fully paid ordinary shares in the Company (Shares).

The Registration Statement, including the Prospectus, is referred to in this letter collectively (and unless the context requires otherwise) as the Documents.

1	Documents examined and searches conducted and relied on by us

For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Registration Statement;

(b)	a draft of the Prospectus;

(c)	the Company’s Constitution;

(d)	draft minutes of meeting and resolutions of the Board of Directors dated 17 July 2020, 24 September 2020 and 9 October 2020 and

(e)	a search obtained from the Australian Securities and Investments Commission as at 9 October 2020.

2	Assumptions in providing this letter

For the purposes of this opinion, we have assumed:

(a)

the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	all relevant original documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;

(c)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(d)

all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(e)

any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(f)

the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;

(g)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS under the Registration Statement;

(h)

all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(i)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold; and

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(j)

all public records and searches which we have examined are accurate and the information disclosed by the searches conducted by us is true and complete and such information has not since been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

3	Opinion

Based on and subject to the above, in our opinion:

(a)

the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia in good standing (as such term is not defined under the Corporations Act 2001 (Cth) (Corporations Act), meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the Shares has been duly authorized; and

(c)

on issue of the Shares against payment for the Shares offered under the Documents, the Shares will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company or subject to any call for payment of further capital in their capacity solely as holders of such Shares).

4	Limitations

This opinion is subject to:

(a)

the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any ADS thereunder); and

(b)	the agreed upon consideration being received for the issue of the ADS.

5	Applicability

The opinion expressed above, which is governed by and to be interpreted in accordance with, the laws of the State of Victoria, Australia, is given only with respect to the laws of that State and of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated and do not express any view about, any law other than that of Australia.

This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is deemed to be given as of the date hereof and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

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6	Consent

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption ‘Legal Matters’ in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

Yours faithfully

Gilbert + Tobin

/s/ Craig Semple

Partner

+61 3 8656 3349

csemple@gtlaw.com.au

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